Exhibit 10.34

October 13, 2023

Dear Andrea,

On behalf of Inotiv, I am pleased to offer you a position as Senior Vice President, General Counsel and Corporate Secretary. Your role will be based out of our US-IN-Indianapolis location. Your anticipated start date is October 23, 2023. In this role, you will report to Robert Leasure, Chief Executive Officer.

The base gross salary will be $385,000.00 annualized and paid in biweekly amounts of $14,807.70 with a discretionary annual incentive bonus opportunity of 20% which is tied to company performance metrics and individual performance achievements.

This position is considered exempt under the federal and state wage and hour laws, which means that you are not eligible for overtime pay beyond your salary.

As part of your total compensation, you will be awarded a minimum of 30,000 stock options to be granted evenly over a three-year period. The first award will consist of 10,000 stock options to be granted on the 15th of the month following the quarter you were hired. You will be granted an additional award of 10,000 (minimum) stock options on the 15th of the month following the quarter of your second and third anniversary dates. A Stock Option gives an employee the right to purchase shares of stock at a fixed price specified at the time the option is provided. Options will vest in three (3) installments at 40%, 30% & 30% with the first vesting on the one (1) year anniversary of the grant date and the remainder in equal amounts on the following two (2) year anniversary dates. The terms of the stock options will be governed by the company’s 2018 Equity Incentive Plan.

Unlimited PTO Plan: It is the policy of Inotiv to forego implementation of a traditional leave/PTO accrual, or bank system of any sort, for our executive team members. Eligible employees can take time off as needed for vacation, illness and/or personal needs in agreement with your leader and company policy. The required time off must be requested, and approved through the time and attendance system for business purposes.

We comply with California Paid Sick Leave requirements (for employees located in California)

You will be eligible to participate in the Inotiv employee benefits outlined in the Employee Benefit guide. Available health benefits include medical, dental and vision insurance, flexible spending accounts, health savings account (if applicable), 401k and more!

This offer is contingent upon the following conditions:

a.Signing this Conditional Job Offer.
b.Providing authorization and release for Inotiv to conduct a comprehensive review of your background. The authorization and release shall also be valid for subsequent reports during your employment with Inotiv.
c.Execution of the Non-Disclosure and Non-Solicitation Agreement.
d.Providing us the documentation in the original form establishing both your Identity and your employment eligibility in the US within the first three days of your employment.
e.Other pre-employment checks and/or tests as necessary for your position.

Once the above conditions are met, we will be in touch to confirm your start date.

We look forward to having you join the Inotiv team. Please indicate your acknowledgement of this offer by digitally signing below no later than October 16, 2023. If you have any questions, please do not hesitate to contact me at Lindy.Vaught@envigo.com.

Congratulations!

/s/ Lindy Vaught

Lindy Vaught
Director, Talent Acquisition

Acknowledgement of Offer:
I have read and understand the offer of employment and accept the position as outlined in the basic terms of employment. I acknowledge that this offer of employment does not obligate the Company to employ me and my employment with the Company is at-will and may be terminated by the Company or by me at any time, for any reason, unless provided to the contrary in any separate employment agreement. The laws of the State of Indiana shall govern this Agreement.

/s/ Andrea Castetter	October 13, 2023
Andrea Castetter